                                                                    EXHIBIT D(1)

                             AMENDED AND RESTATED

                         INVESTMENT ADVISORY AGREEMENT

                            THE BEAR STEARNS FUNDS
                             575 Lexington Avenue
                           New York, New York 10022

                                                                  April 17, 2000

Bear Stearns Asset Management Inc.
575 Lexington Avenue
New York, New York 10022

Dear Sirs:

          The above-named investment company (the "Fund"), with respect to the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Series"), herewith confirms its agreement with you as follows:

          The Fund desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its charter documents and in its offering documents (Part A and Part B) as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund's Board. The Fund desires to employ you to act as its investment adviser.

          You may render services through your own employees or the employees of one or more affiliated companies that are qualified to act as an investment adviser to the Fund under applicable laws and are under your common control as long as all such persons are functioning as part of an organized group of persons, and such organized group of persons, with respect to the services used by the Fund, is managed at all times by your authorized officers. It is also understood that you may from time to time, subject to the approval by the Fund's Board and shareholders of the Series, as necessary, employ or associate yourself with such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. You will be as fully responsible to the Fund for the acts and omissions of such persons as you are for your own acts and omissions. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Fund's behalf in any such respect.

          Subject to the supervision and approval of the Fund's Board, you will provide investment management of each Series' portfolio in accordance with such Series' investment objectives and policies as stated in the Fund's offering documents (Part A and Part B) as from time to time in effect. In connection, therewith, you will obtain and provide investment research and will supervise each Series' investments and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of such Series assets.
You will furnish to the Fund such statistical information, with respect to the investments which a Series may hold or contemplate purchasing, as the Fund may reasonably request. The Fund wishes to be informed of important developments materially affecting each Series' portfolio and shall expect you, on your own initiative, to furnish to the Fund from time to time such information as you may believe appropriate for this purpose.

          You shall exercise your best judgment in rendering the services to be provided to the Fund hereunder, and the Fund agrees as an inducement to your undertaking the same that neither you nor any Sub-Investment Adviser shall be liable hereunder for any error of judgment or mistake of law or for any loss suffered by one or more Series, provided that nothing herein shall be deemed to protect or purport to protect you or any Sub-Investment Adviser against any liability to the Fund or a Series or to its security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of your duties hereunder or by reason of your reckless disregard of your obligations or duties hereunder (hereinafter "Disabling Conduct") or to which any Sub-Investment Adviser would otherwise be subject by reason of Disabling Conduct.

          In consideration of services rendered pursuant to this Agreement, the Fund will pay you on the first business day of each month a fee at the rate set forth on Schedule 1 hereto or will pay you in accordance with the methodology described on additional Schedules hereto. Net asset value shall be computed on such days and at such time or times as described in the Fund's then-current Part A and Part B. The fee for the period from the date of execution of this Agreement to the end of the month during which this Agreement has been executed shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

          For the purpose of determining fees payable to you, the value of each Series' net assets shall be computed in the manner specified in the Fund's charter documents for the computation of the value of each Series' net assets.

          You will bear all expenses in connection with the performance of your services under this Agreement and will pay all fees of any Sub-Investment Adviser in connection with its duties in respect of a Series. All other expenses to be incurred in the operation of the Fund (other than those to be borne by a Sub-Investment Adviser, if any) will be borne by the Fund, except to the extent specifically assumed by you. The expenses to be borne by the Fund include, without limitation, the following: organizational costs, taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members, Securities and Exchange Commission fees, state Blue Sky qualification fees, advisory, administration and fund accounting fees, charges of custodians, transfer and dividend disbursing agents fees, certain insurance premiums, insurance coverage against credit defaults and similar losses on securities held in a participating Series' money market fund investment portfolio, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining a Series' existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders, costs of shareholders' reports and meetings, and any extraordinary expenses.

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

          The Fund understands that you now act, and that from time to time hereafter you may act, as investment adviser to one or more other investment companies and fiduciary or other managed accounts, and the Fund has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you which have available funds for investment, the available securities will be allocated in a manner believed by you to be equitable to each company or account. It is recognized that in some cases this procedure may adversely affect the price paid or received by one or more Series or the size of the position obtainable for or disposed of by one or more Series.

          In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

          Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as your officer, director, partner, employee, or agent or one under your control or direction even though paid by you.

          You shall place all orders for the purchase and sale of portfolio securities for a Series with brokers or dealers selected by you, which may include brokers or dealers affiliated with you to the extent permitted by the Investment Company Act of 1940, as amended (the "1940 Act") and the Fund's policies and procedures applicable to the Series. You shall use your best efforts to seek to execute portfolio transactions at prices which, under the circumstances, result in total costs or proceeds being the most favorable to a Series. In assessing the best overall terms available for any transaction, you shall consider all factors you deem relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, research services provided to you, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In no event shall you be under any duty to obtain the lowest commission or the best net price for any Series on any particular transaction, nor shall you be under any duty to execute any order in a fashion either preferential to any Series relative to other accounts managed by you or otherwise materially adverse to such other accounts.

          In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to you and/or the other accounts over which you exercise investment discretion. You are authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Series which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if you determine in good faith that the total commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or your overall responsibilities with respect to accounts over which you exercise investment discretion. You shall report to the Board of Trustees of the Fund regarding any overall commissions paid by a Series and their reasonableness in relation to their benefits to the Series. Any transactions for a Series that are effected through an affiliated broker-dealer on a national securities exchange of which such broker-dealer is a member will be effected in accordance with Section 11(a) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Each Series hereby authorizes any such broker or dealer to retain commissions for effecting such transactions and to pay out of such retained commissions any compensation due to others in connection with effectuating those transactions.

          In executing portfolio transactions for a Series, you may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be sold or purchased with those of other portfolios or its other clients if, in your reasonable judgment, such aggregation (i) will result in an overall economic benefit to the Series, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses, and trading requirements, and (ii) is not inconsistent with the policies set forth in the Fund's registration statement and the Series' Prospectus and Statement of Additional Information. In such event, you will allocate the securities so purchased or sold, and the expenses incurred in the transaction, in an equitable manner, consistent with your fiduciary obligations to the Series and such other clients.

          The Fund will indemnify you and any Sub-Investment Adviser, your officers, directors, employees and agents (each, an "indemnitee") against, and hold each indemnitee harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) not resulting from Disabling Conduct by the indemnitee. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the indemnitee was not liable by reason of Disabling Conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the indemnitee was not liable by reason of Disabling Conduct by (a) the vote of a majority of a quorum of Board members who are neither "interested persons" of the Fund nor parties to the proceeding ("disinterested non-party Board members") or (b) an independent legal counsel in a written opinion. Each indemnitee shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under applicable law. Each indemnitee shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the indemnitee shall provide security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party Board members, or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the indemnitee will ultimately be found to be entitled to indemnification. No provision of this Agreement shall be construed to protect any Board member or officer of the Fund, or any indemnitee, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

          As to each Series, this Agreement shall become effective upon its execution, shall remain in force for a period of two (2) years from that date and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Fund's Board; or (ii) vote of a majority (as defined in the 1940 Act) of such Series' outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund's

Board members who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. As to each Series, this Agreement is terminable without penalty, on 60 days' notice, by the Fund's Board or by vote of holders of a majority of such Series' shares or, upon not less than 90 days' notice, by you. This Agreement also will terminate automatically, as to the relevant Series, in the event of its assignment (as defined in the 1940 Act).

     The Fund recognizes that from time to time your directors, officers and employees may serve as trustees, directors, partners, officers and employees of other business trusts, corporations, partnerships or other entities (including other investment companies), and that such other entities may include the name "Bear Stearns" as part of their name, and that your corporation or its affiliates may enter into investment advisory or other agreements with such other entities. If you cease to act as the Fund's investment adviser, the Fund agrees that, at your request, the Fund will take all necessary action to change the name of the Fund to a name not including "Bear Stearns" in any form or combination of words.

     This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall only be binding upon the assets and property of the relevant Series and shall not be binding upon any Board member, officer or shareholder of the Fund individually.

     If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                    Very truly yours,

                                    THE BEAR STEARNS FUNDS


                                       /s/ Frank J Maresca
                                    By:_______________________
                                       Frank J Maresca
                                       Vice president and Treasurer
Accepted:

BEAR STEARNS ASSET MANAGEMENT INC.


   /s/ Doni Fordyce
By:_______________________
   Doni Fordyce
   Senior Managing Director
   Chief Operating Officer

                                  SCHEDULE 1
                                  ----------

                                              Annual Fee as a  Percentage
Name of Series                                of Average Daily Net Assets
--------------                                ---------------------------
Prime Money Market Portfolio                                    0.20%

Balanced Portfolio                                              0.65%

High Yield Total Return Portfolio                               0.60%

International Equity Portfolio                                  1.00%

S&P STARS Portfolio                                             0.75%

Focus List Portfolio                                            0.65%

Large Cap Value Portfolio                                       0.75%

Small Cap Value Portfolio                                       0.75%

Income Portfolio                                                0.45%

Emerging Markets Debt Portfolio               Asset level up to $50 million, 1.00%; asset
                                              level more than $50 million up to $100
                                              million, 0.85%; asset level more than $100
                                              million, 0.55%

The Insiders Select Fund                                    See Schedule 2

                                  SCHEDULE 2
                                  ----------

Insiders Select Fund

          The Fund will pay you, at the end of each month, a monthly advisory fee calculated at an annual rate of 1.0% of the Series' average daily net assets during such month (the "Basic Fee"). The Basic Fee will be adjusted each month (the "Monthly Performance Adjustment") depending on the extent to which the investment performance of the Class of shares expected to bear the highest total Series operating expenses (as such Class from time to time may be designated by the Fund's Board, the "Designated Class"), reflecting the deduction of expenses, exceeds or is exceeded by the percentage change in the investment record of the Standard & Poor's MidCap 400 Index (the "MidCap 400") for the immediately preceding twelve calendar months on a rolling basis. The rate of the Monthly Performance Adjustment may increase or decrease the fee payable to you by up to
 .50% per annum of the Series' average daily net assets.

          The performance of the Designated Class during a performance period will be calculated by first determining the change in the Class' net asset value per share during the period, assuming the reinvestment of distributions during that period, and then expressing this amount as a percentage of the net asset value per share at the beginning of the period. The performance of the MidCap 400 during a performance period is calculated as the sum of the change in the level of the index during the period, plus the value of any dividends or distributions made by the companies whose securities comprise the index accumulated to the end of the period.

          The total advisory fee, payable by the Fund to you at the end of each calendar month, will be equal to the Basic Fee for the month adjusted upward or downward for the month by the Monthly Performance Adjustment for the month. The monthly advisory fee will be calculated as follows: (1) one-twelfth of the 1% annual basic fee rate will be applied to the Series' average daily net assets over the most recent calendar month, giving a dollar amount which will be the Basic Fee for that month; (2) one-twelfth of the applicable performance adjustment fee rate from the table below will be applied to the Series' average daily net assets over the most recent month, giving a dollar amount which will be the Monthly Performance Adjustment; and (3) the Monthly Performance Adjustment will then be added to or subtracted from the Basic Fee and the result will be the amount payable by the Fund to you as the total advisory fee for that month.

          The full range of permitted fees on an annualized basis is as follows:

     Percentage Point Difference Between Designated
     Class' Performance (Net of Expenses Including              Basic Fee on            Performance
      Advisory Fees) and Percentage Change in the               Average Daily           Adjustment
              MidCap 400 Investment Record                      Net Assets (%)          Rate (%)      Total Fee (%)
              ----------------------------                      --------------          --------      -------------
+3.00 percentage points or more...............................        1.00%               0.50%            1.50%

+2.75 percentage points or more but less
   less than + 3.00 percentage points.........................        1.00%               0.40%            1.40%

+2.50 percentage points or more but less
   than + 2.75 percentage points..............................        1.00%               0.30%            1.30%

+2.25 percentage points or more but less
   than + 2.50 percentage points..............................        1.00%               0.20%            1.20%

+2.00 percentage points or more but less
   than + 2.25 percentage points..............................        1.00%               0.10%            1.10%

Less than + 2.00 percentage points but more
   than -2.00 percentage points...............................        1.00%               0.00%            1.00%

-2.00 percentage points or less but more
   than -2.25 percentage points...............................        1.00%              -0.10%            0.90%

-2.25 percentage points or less but more
   than -2.50 percentage points...............................        1.00%              -0.20%            0.80%

-2.50 percentage points or less but more
  than -2.75 percentage points................................        1.00%              -0.30%            0.70%

-2.75 percentage points or less but more
   than -3.00 percentage points...............................        1.00%              -0.40%            0.60%

-3.00 percentage points or less...............................        1.00%              -0.50%            0.50%

          Performance will be measured over a rolling 12-month period based on the fiscal year.

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